Exhibit 99
                                First Banks, Inc.
                               St. Louis, Missouri


Contacts: Allen H. Blake                     Terrance M. McCarthy
          President and                      Senior Executive Vice President and
          Chief Executive Officer            Chief Operating Officer
          First Banks, Inc.                  First Banks, Inc.
          (314) 592-5000                     (314) 592-5000

Traded:   NASDAQ
Symbol:   FBNKM  - (First Preferred Capital Trust III, an affiliated trust of
                   First Banks, Inc.)

Traded:   NYSE
Symbol:   FBSPrA - (First  Preferred Capital Trust IV, an affiliated trust of
                   First Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces Third Quarter 2005 Earnings

         St. Louis, Missouri, October 27, 2005. First Banks, Inc. ("First Banks" or the "Company") reported net income of $27.5 million for the three months ended September 30, 2005, compared to $19.7 million for the comparable period in 2004, an increase of 39.3%. The Company reported net income of $76.5 million for the nine months ended September 30, 2005, compared to $64.0 million for the comparable period in 2004, an increase of 19.5%. The Company's return on average assets for the three and nine months ended September 30, 2005 was 1.23% and 1.17%, respectively, compared to 1.04% and 1.16% for the comparable periods in 2004, and the Company's return on average stockholders' equity was 16.61% and 16.26% for the three and nine months ended September 30, 2005, respectively, compared to 13.89% and 15.11% for the comparable periods in 2004.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our financial performance in the third quarter of 2005 reflects the Company's continuing efforts to strengthen earnings and simultaneously improve asset quality. A 21% reduction in our nonperforming assets since December 31, 2004 has allowed us to substantially reduce our provision for loan losses for the first nine months of 2005 compared to the same period in 2004. Our earnings also reflect increased net interest income and noninterest income. These increases were partially offset by an increase in our noninterest expenses, primarily increased salaries and benefits expense and occupancy expenses attributable to our recent acquisitions." Mr. Blake added, "On September 30, 2005, we increased our existing southern California banking operation with the completion of our previously announced acquisition of International Bank of California, which added five banking offices in the Los Angeles area." Mr. Blake further added, "We will further expand our banking franchise with our upcoming acquisitions of Northway State Bank, located in the northern Chicago metropolitan area, and First National Bank of Sachse, located northeast of the Dallas, Texas metropolitan area."

         Total assets increased $275.7 million to $9.01 billion at September 30, 2005, compared to $8.73 billion at December 31, 2004. The overall increase in total assets reflects a $489.8 million increase in loans, net of unearned discount, as a result of internal growth and our acquisitions of International Bank of California ("IBOC") and Chicago-based FBA Bancorp, Inc. ("FBA"). The increase in loans was primarily funded by an increase in deposits of $228.5 million and a decrease in investment securities of $227.3 million. First Banks' acquisition of IBOC on September 30, 2005 provided assets of $151.6 million, loans, net of unearned discount, of $113.5 million and deposits of $132.1 million. First Banks' acquisition of FBA on April 29, 2005 provided assets of $73.3 million, loans, net of unearned discount, of $54.3 million and deposits of $55.7 million. In addition, on September 30, 2005, the Company redeemed the First Preferred Capital Trust II ("First Preferred II") 10.24% cumulative trust preferred securities, and in conjunction with this, paid in full its outstanding $59.3 million of 10.24% subordinated debentures that were issued in October
2000. Also, the Company amended its secured credit agreement with a group of unaffiliated financial institutions in August 2005 to include a $100.0 million term loan, of which $80.0 million was outstanding as of September 30, 2005.

         Net interest income experienced continued growth, increasing to $82.6 million and $238.5 million for the three and nine months ended September 30, 2005, respectively, from $75.6 million and $225.9 million for the comparable periods in 2004. Average earning assets were $8.22 billion and $8.06 billion for the three and nine months ended September 30, 2005, respectively, compared to $6.90 billion and $6.74 billion for the comparable periods in 2004, reflecting increases of 19.1% and 19.7%, respectively. Net interest margin was 4.00% and 3.97% for the three and nine months ended September 30, 2005, respectively, compared to 4.37% and 4.50% for the comparable periods in 2004. The increase in interest income during 2005 is primarily attributable to the increase in interest-earning assets provided by the Company's 2004 and 2005 acquisitions, internal loan growth coupled with higher interest rates on loans, and higher-yielding investment securities. However, the Company's net interest income was adversely affected by a decline in earnings on the interest rate swap agreements that were entered into in conjunction with its interest rate risk management program to mitigate the effects of decreasing interest rates. These derivative financial instruments reduced net interest income by $626,000 for the third quarter of 2005, in comparison to a $13.0 million increase in net interest income for the comparable period in 2004. For the nine months ended September 30, 2005 and 2004, these derivative financial instruments increased net interest income by $3.3 million and $44.7 million, respectively. Also, interest expense increased due to higher interest rates on deposits and a redistribution of deposit balances toward higher-yielding products, increased levels of borrowings coupled with increased rates on such borrowings, including the term loan, and the issuance of additional subordinated debentures late in 2004 to partially fund the acquisition of CIB Bank that was completed in November 2004.

         The Company's focus on improving asset quality is reflected by a continued reduction in nonperforming assets and loans past due 90 days or more and still accruing interest. Nonperforming assets were $70.6 million at September 30, 2005, reflecting a 7.5% and 21.4% improvement from nonperforming assets of $76.3 million and $89.8 million at June 30, 2005 and December 31, 2004, respectively. Loans past due 90 days or more and still accruing interest decreased to $2.8 million at September 30, 2005, reflecting a 61.1% and 90.3% improvement from $7.1 million and $28.7 million at June 30, 2005 and December 31, 2004, respectively. Nonperforming loans were 1.02% of loans, net of unearned discount, at September 30, 2005, compared to 1.18% and 1.40% at June 30, 2005 and December 31, 2004, respectively. Nonperforming loans added by recent acquisitions contributed to the overall level of nonperforming assets, but has been offset by improvements both in the remainder of the loan portfolio and in the acquired loan portfolios subsequent to acquisition. Nonperforming loans associated with the acquisition of CIB Bank, which represent a significant portion of total nonperforming assets, have decreased to $32.8 million at September 30, 2005, from $42.9 million at June 30, 2005 and $50.5 million at December 31, 2004. These improvements in asset quality reflect the Company's continuing emphasis on asset quality, the sale of certain acquired nonperforming loans, strengthening of certain loans, and loan payoffs and/or external refinancing of various credits. Along with this, net loan charge-offs decreased to $1.8 million and $4.7 million for the three and nine months ended September 30, 2005, respectively, from $7.9 million and $18.6 million for the comparable periods in 2004.

         The allowance for loan losses was $139.5 million at September 30, 2005, compared to $150.7 million at December 31, 2004. The Company did not record a provision for loan losses in the third quarter of 2005. The Company recorded a negative provision for loan losses of $8.0 million for the nine months ended September 30, 2005, in comparison to a $7.5 million and $23.3 million provision for loan losses recorded for the three and nine months ended September 30, 2004, respectively. The negative provision for loan losses recorded in 2005 is reflective of a 21.0% improvement in nonperforming loans from December 31, 2004 to September 30, 2005 resulting from loan payoffs and/or external refinancing of various credit relationships as well as a reduction in net loan charge-offs, as previously discussed. The allowance for loan losses as a percentage of nonperforming loans increased to 205.64% at September 30, 2005, compared to 188.77% at June 30, 2005 and 175.65% at December 31, 2004.

         Noninterest income was $24.5 million and $71.4 million for the three and nine months ended September 30, 2005, respectively, compared to $22.0 million and $62.6 million for the comparable periods in 2004. The increase in 2005 reflects increases in gains on loans sold and held for sale, investment management fees associated with the Company's institutional money management subsidiary, service charges on deposit accounts, customer service fees related to higher deposit balances, and increases in gains, net of losses, on the sale of certain assets, primarily related to the commercial leasing portfolio. The increase in noninterest income in the third quarter of 2005 was partially offset by a decline in loan servicing fees, which decreased as a result of the recognition of a $2.5 million impairment charge on the Company's small business lending servicing assets following substantial damage to several shrimping vessels within the servicing portfolio caused by the effects of Hurricane Katrina.

         Noninterest expenses were $67.4 million and $201.0 million for the three and nine months ended September 30, 2005, respectively, compared to $58.4 million and $166.4 million for the comparable periods in 2004. The Company's efficiency ratio was 62.92% and 64.83% for the three and nine months ended September 30, 2005, respectively, compared to 59.83% and 57.67% for the comparable periods in 2004. The increase in noninterest expenses and the efficiency ratio for the nine months ended September 30, 2005 was primarily attributable to expenses resulting from the 2004 and 2005 acquisitions, which added a total of 26 branch offices, the addition of five de novo branch offices in 2004 and 2005, and increases in salaries and employee benefits expense, primarily resulting from the impact of recent acquisitions and costs associated with employing and retaining qualified personnel, including enhanced incentive compensation and benefit plans. The increase in noninterest expenses is also attributable to increased information technology fees resulting from the Company's system conversions of recent acquisitions and continued expansion and upgrades to technological equipment, networks and communication channels, increased charitable contribution expense, and expenditures and losses, net of gains, on other real estate. Expenses and losses, net of gains, on other real estate for 2005 included $982,000 of expenses incurred in the second and third quarters of 2005 in preparation for the sale of a parcel of other real estate acquired with the acquisition of CIB Bank. Gains, net of losses and expenses, on other real estate for 2004 included a $2.7 million gain recorded in the first quarter of 2004 on the sale of a foreclosed residential and recreational development property.

         First Banks had assets of $9.01 billion at September 30, 2005 and currently operates 176 branch banking offices in Missouri, Illinois, California and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.



                                             FIRST BANKS, INC.
                                             FINANCIAL SUMMARY
                                   (in thousands, except per share data)
                                                (unaudited)


                                          Selected Operating Data

                                                                Three Months Ended      Nine Months Ended
                                                                   September 30,           September 30,
                                                               --------------------    --------------------
                                                                2005          2004      2005          2004
                                                                ----          ----      ----          ----

   Interest income...........................................  $ 127,801     99,461     357,217     292,173
   Interest expense..........................................     45,155     23,853     118,671      66,306
                                                               ---------  ---------   ---------   ---------
       Net interest income...................................     82,646     75,608     238,546     225,867
   Provision for loan losses.................................         --      7,500      (8,000)     23,250
                                                               ---------  ---------   ---------   ---------
       Net interest income after provision for loan losses...     82,646     68,108     246,546     202,617
                                                               ---------  ---------   ---------   ---------
   Noninterest income........................................     24,535     21,982      71,439      62,645
   Noninterest expense.......................................     67,439     58,391     200,967     166,398
                                                               ---------  ---------   ---------   ---------
       Income before provision for income taxes and
         minority interest in loss of subsidiary.............     39,742     31,699     117,018      98,864
   Provision for income taxes................................     13,265     11,951      41,568      34,844
                                                               ---------  ---------   ---------   ---------
       Income before minority interest in
         loss of subsidiary..................................     26,477     19,748      75,450      64,020
   Minority interest in loss of subsidiary...................     (1,036)        --      (1,036)         --
                                                               ---------  ---------   ---------   ---------
       Net income............................................  $  27,513     19,748      76,486      64,020
                                                               =========  =========   =========   =========

   Basic earnings per common share...........................  $1,154.52     826.33    3,210.44    2,683.56
                                                               =========  =========   =========   =========
   Diluted earnings per common share.........................  $1,139.46     815.20    3,163.13    2,642.12
                                                               =========  =========   =========   =========


                                           Selected Financial Data

                                                                          September 30,     December 31,
                                                                              2005              2004
                                                                              ----              ----

   Total assets..........................................................  $9,008,502        8,732,841
   Investment securities.................................................   1,586,080        1,813,349
   Loans, net of unearned discount.......................................   6,627,810        6,137,968
   Allowance for loan losses.............................................     139,471          150,707
   Deposits..............................................................   7,380,491        7,151,970
   Other borrowings......................................................     568,699          594,750
   Notes payable.........................................................      80,000           15,000
   Subordinated debentures...............................................     215,433          273,300
   Stockholders' equity..................................................     665,119          600,893
   Nonperforming assets..................................................      70,570           89,830


                                          Selected Financial Ratios

                                                              Three Months Ended         Nine Months Ended
                                                                 September 30,             September 30,
                                                              ------------------         -----------------
                                                               2005        2004            2005     2004
                                                               ----        ----            ----     ----

   Return on average assets.................................   1.23%       1.04%           1.17%    1.16%
   Return on average equity.................................  16.61       13.89           16.26    15.11
   Net interest margin......................................   4.00        4.37            3.97     4.50
   Efficiency ratio.........................................  62.92       59.83           64.83    57.67
